Exhibit 28(a)(1)

STATE OF DELAWARE

CERTIFICATE OF TRUST

of

THE ALERIAN MLP FUNDS TRUST

This Certificate of Trust of THE ALERIAN MLP FUNDS TRUST, a statutory trust (the “Trust”) which proposes to register under the Investment Company Act of 1940, as amended (the “1940 Act”), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.), sets forth the following:

First: The name of the Trust is THE ALERIAN MLP FUNDS TRUST.

Second: As required by 12 Del. Code §§ 3807(b), the name and business address of the Trust’s Registered Agent for Service of Process and the address of the Trust’s Registered Office in the state of Delaware are:

The Corporation Trust Company
The Corporation Trust Center
1209 Orange Street in the City of Wilmington, Delaware  19801

Third:  As required by and 3810(a)(1)(b), the name and business address of the initial trustee of the Trust is as follows:

Gabriel Hammond
2100 McKinney Ave, Suite 1825
Dallas, Texas 75201

Fourth: The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the 1940 Act through one or more series of shares of beneficial interest, investing primarily in securities.

Fifth: Notice is given, pursuant to 12 Del. Code § 3804, that the governing instrument of the Trust provides for the creation of one or more series as provided in 12 Del. Code § 3806(b)(2), and separate and distinct records are maintained for such series and the assets associated with each such series are held and accounted for separately from the other assets of the Trust, or any other series thereof, and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

Sixth: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

Seventh: This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the initial trustee of THE ALERIAN MLP FUNDS TRUST, has duly executed this Certificate of Trust as of this 1st day of December, 2009.

/s/ Gabriel Hammond
Gabriel Hammond, as Trustee and not individually